EXHIBIT 99(a)

 TECH-SYM CORPORATION AND GEOSCIENCE CORPORATION ANNOUNCE TERMINATION OF MERGER
        AGREEMENT OF GEOSCIENCE CORPORATION AND CORE LABORATORIES, N.V.

        Houston, Texas, March 24, 1999--Tech-Sym Corporation (NYSE:TSY) and its GeoScience Corporation (Nasdaq:GSCI) subsidiary today announced that the Merger Agreement between GeoScience Corporation and Core Laboratories, N.V. (NYSE:CLB) has been terminated. Recent indications that the continuing malaise among marine oilfield service contractors may result in reduced orders at GeoScience's Syntron, Inc., subsidiary caused Core Laboratories to reassess the proposed transaction. As part of the termination, Core Laboratories will pay GeoScience $3 million through the cancellation of an equal amount of working capital advances previously made by Core to GeoScience.
        Michael Camp, President and Chief Executive Officer of Tech-Sym Corporation, stated, "We are disappointed that the merger was not completed. However, we will continue to weigh opportunities to combine the products and talents of GeoScience with another company, provided fair value is received by the GeoScience stockholders. In the meantime, we are collaborating with GeoScience to optimize earnings in anticipation of a reduced order book during 1999."
        Tech-Sym Corporation is a high technology company that designs, develops and manufactures electronic systems and components used in diverse markets including communications, defense systems and environmental radar systems.

        FORWARD-LOOKING STATEMENTS IN THIS RELEASE ARE MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. INVESTORS ARE CAUTIONED THAT ALL FORWARD-LOOKING STATEMENTS INVOLVE RISKS AND UNCERTAINTIES, INCLUDING, WITHOUT LIMITATION, RISKS ASSOCIATED WITH THE UNCERTAINTY OF MARKET ACCEPTANCE OF THE COMPANY'S PRODUCTS, LIMITED NUMBER OF CUSTOMERS, AS WELL AS RISKS OF DOWNTURNS IN ECONOMIC CONDITIONS GENERALLY, RISKS ASSOCIATED WITH COMPETITION AND COMPETITIVE PRICING PRESSURES, AND OTHER RISKS DETAILED IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

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